EXHIBIT 1

                             ARTICLES OF ASSOCIATION
                                       OF
                         BANCO COMERCIAL PORTUGUES, S.A.

                                    CHAPTER I

                    NAME, REGISTERED OFFICE, PURPOSE AND TERM

                                    Article 1

                              LEGAL NATURE AND NAME

Banco Comercial Portugues, S.A., incorporated as a sociedade anonima (public limited company under Portuguese law), is governed by these present Articles of Association and by applicable legislation.

                                    Article 2

                  REGISTERED OFFICE AND FORMS OF REPRESENTATION

1 - The Bank's registered office is situate in Oporto at Praca D. Joao I, 28, Santo Ildefonso, which, by simple resolution of the Board of Directors, may be moved within the same municipality or to an adjacent municipality.

2 - By deliberation of the Board of Directors, the pertinent legal provisos having been observed, the Bank may establish agencies, affiliates, branches, delegations and offices, or other means of representation, both in Portugal and abroad, wherever and for such a period as it may consider advisable.

                                    Article 3

                                CORPORATE OBJECT

The corporate object is to engage in banking with such latitude as may be consented by law.

                                    Article 4

                                      TERM

The Bank is incorporated for an undetermined length of time as of this date.


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                                   CHAPTER II

             SHARE CAPITAL, SHARES, BONDS AND SHAREHOLDER PREFERENCE

                                    Article 5

                                  SHARE CAPITAL

The share capital, fully paid up, is Eur 3,257,400,827 corresponding to 3,257,400,827 shares with nominal value of one Euro each.

                                    Article 6

               REPRESENTATION OF SHARE CAPITAL AND ISSUE OF BONDS

1 - The share capital is represented by nominative and registered bearer shares, reciprocally convertible, in certificates of 1, 10, 50, 100, 500, 1,000, 5,000 and multiples of 5,000 shares, up to the limit of 1,000,000 shares per certificate; shares or other securities convertible into shares or that grant rights to subscription or acquisition of shares may also be dematerialised shares or securities, the reciprocal conversion of materialised and dematerialised shares or securities being undertaken under the terms and conditions set forth in law.

2 - The Bank may, by resolution adopted at a General Meeting of Shareholders or by the Board of Directors, issue bonds or any other instruments or securities, namely debt securities, of any type or mode that is or comes to be allowed by law.

3 - The issuance of bonds, when it is the case of an issue ruled exclusively by the Portuguese Companies Code and by the Portuguese Securities Code and of nominal value larger than half the share capital, must receive the favourable opinion of the Board of Auditors.

4 - The company may issue non-voting preference shares up to the legal limits, either redeemable with or without premium or not redeemable.

                                    Article 7

                            INCREASE OF SHARE CAPITAL

1 - The Board of Directors may, whenever it so deems fit and provided it has obtained the approval of the Board of Auditors, increase the share capital, one or more occasions, by up to a total equal to two fifths of the share capital as at the date of this present authorisation or of its renewals.

2 - The Board of Directors shall set the terms and conditions of new issues, as well as the conditions and calendar for the exercise of preference rights.


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3 - The Board of Directors may also, without forfeiting the concurrent powers of the General Meeting of Shareholders, issue autonomous warrants on the Company's own securities, such warrants may grant right to subscription or to acquisition of shares of the Company up to the limit referred to in the previous paragraph.

                                    Article 8

                             SUBSCRIPTION OF SHARES

1 - In subscribing to shares the provisos of the respective deliberation and, if applicable, of the authorisation of the monetary and financial authority shall be observed.

2 - In each share issue a resolution may be adopted to offer the Bank's employees a right to subscribe to a number of shares no greater than 5% of the total issue, in accordance with criteria to be set by the Board of Directors.

3 - If timely payment is not made in respect of the subscription of shares, the provisos of Article 285 of the Companies Code shall apply.

4 - Predecessors of defaulting shareholders shall be jointly liable under the terms of the law.

                                    Article 9

                QUALIFIED HOLDINGS AND COMMUNICATION OF HOLDINGS

1 - A natural or corporate person who, directly or indirectly, shall have acquired a qualified holding in the Bank, or increased an existing qualified holding, in accordance with the terms of Article 102 of the General Regulatory Framework of Credit Institutions and Financial Companies ("Regime Geral das Instituicoes de Credito e Sociedades Financeiras"), as approved by Decree-Law 298/92, of December 31, or in any rule that may amend or replace it, shall so notify the Bank's Board of Directors within seven business days of the acquisition, evidencing timely compliance with the legally established requirements, for the purposes of the provisos of Article 105 of the said General Regulatory Framework of Credit Institutions and Financial Companies, or of such legislation as may amend or replace it.

2 - The Board of Directors shall forward the notification received, together with copy of the items enclosed therewith, to the chairman of the Board of the General Meeting of Shareholders and shall inform the General Meeting of Shareholders at the start of the first meeting to take place.

3 - Within the period referred to in paragraph number one, each holder must also report to the Board of Directors the purchase and sale of stakes which reach or exceed either the amount referred to in paragraph number two of article 110 of the aforesaid General Regulatory Framework of Credit Institutions and Financial Companies or under any other law or regulation that may modify or replace it in the future, or the amount


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referred to in article 16 (2) of the Portuguese Securities Code, even if those securities are neither quoted nor listed in a foreign market.

4 - The obligation of notification referred to in the foregoing number also covers any of the situations referred to in Article 13 (10) of the Articles of Association, the notice to be given prior to exercising corporate rights.

                                   CHAPTER III

                                CORPORATE BODIES

                                   Article 10

                                CORPORATE BOARDS

1 - The corporate boards are:

      a) the General Meeting of Shareholders;

      b) the Board of Directors; and

      c) the Board of Auditors.

2 - The Company also has a Senior Board and an Audit Committee.

3 - Any reference in these present Articles of Association to corporate boards shall be deemed to include the Board of the General Meeting of Shareholders, the Board of Directors, the Board of Auditors, the Senior Board and the Audit Committee.

                                   Article 11

                                    ELECTIONS

1 - Whenever the law or these present Articles of Association do not establish a given number of members of a corporate board, such a number shall be deemed to be established, in each case, by the election resolution, corresponding to the number of members actually elected.

2 - The provisions of the foregoing number shall not prejudice the possibility, during the term of office, of altering the number of corporate board members up to the respective legal or statutory limit, applying, with the necessary adaptations, the provisions of the final part of Number 1; in the event of a supplementary election, the end of the term of office of the members so elected shall coincide with the end of the term of office of the remaining members of the corporate board in question.

3 - Save in the case of the appointment of just one member, the elections for each corporate board shall be by lists, the ballot to be solely in respect of such lists.


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4 - The lists, indicating the proposing shareholders, shall be presented at the company's registered office no later than 30 days prior to the date scheduled for the General Meeting of Shareholders, the agenda of which includes the election of corporate board members, by means of a communication addressed to the chairman of the General Meeting of Shareholders, accompanied by the items referred to in Article 289.1.d) of the Companies Code, without prejudice to the replacement of members in the event of death or impediment, notice of which must be given immediately accompanied by the necessary information.

                                   Article 12

                                INCOMPATIBILITIES

1 - A position on any corporate board is incompatible:

      a) with the performance of duties, of any nature whatsoever, by appointment to corporate office or by employment contract, in another credit institution with a registered office in Portugal or with an affiliate or branch in Portugal or with a company in a controlling or group relation with such an institution; and

      b) with direct or indirect ownership of a holding of more than 10% of the share capital or voting rights of another credit institution with a registered office in Portugal or with an affiliate or branch in Portugal;

2 - The position of director is further incompatible with the exercise of functions of any nature whatsoever, by appointment to a corporate office or by employment contract, in any other commercial company.

3 - The performance of duties on corporate boards or holdings in companies in which Banco Comercial Portugues has a direct or indirect holding of more than 2% are excluded from the provisions of the foregoing numbers, provided that, in the event of performance of corporate duties, the appointment shall have been made with the vote of the Bank or of a company controlled by the Bank, or that the Bank or such a company express their agreement.

4 - The incompatibilities set forth in Numbers 1 and 2 shall constitute impediment to the exercise of functions in Banco Comercial Portugues for which the person shall have been elected; the impediment lasting for six months, without an end having been put thereto, shall determine loss of office.


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                                   Article 13

                     REMUNERATION, SOCIAL SECURITY AND BOND

1 - The remuneration of corporate officers, as well as any social security plans and other supplementary benefits, shall be established by a remuneration and benefits committee consisting of three shareholders elected by the General Meeting of Shareholders.

2 - The remuneration of the members of the Board of Directors may consist of a fixed part and a variable part, the latter not to exceed 10% of the net income for the fiscal year.

3 - The Directors shall be entitled to retirement pensions, the respective conditions being set by the committee referred to in Number 1, which must safeguard rights acquired by the Directors in the previous exercise of their professional activities. The conditions may be established by contract.

4 - The Directors' bond is set 25,000 euros, with any charges for an insurance contract in lieu of bond being borne by the company, but only to the extent of the excess over the minimum amount required by law.

                                   Article 14

                               MINUTES OF MEETINGS

1 - Minutes shall always be written up of the meetings of the company's management and supervisory boards and well as of the meetings of the Senior Board, to be duly signed by all members present and to contain such deliberations as may be taken and any minority votes.

2 - Minutes of General Meetings of Shareholders shall be governed by the provisos of the law.

                                   CHAPTER IV

                        GENERAL MEETINGS OF SHAREHOLDERS

                                   Article 15

                   NATURE OF GENERAL MEETINGS OF SHAREHOLDERS

A properly constituted General Meeting of Shareholders represents all the shareholders, its resolutions binding on all of them when adopted in accordance with the law and with these present Articles of Association.


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                                   Article 16

                 COMPOSITION OF GENERAL MEETINGS OF SHAREHOLDERS

1 - With the exception of the stipulations of Number 9, only those whose standing, on the fifteenth day prior to the date for which the General Meeting of Shareholders shall have been convened, as shareholders entitled to at least one vote (including cases in which shareholders group together) shall have been confirmed by legally-allowed means by 5 p.m. of the penultimate business day prior to that set for the General Meeting of Shareholders, stating the number of shares held on the said fifteenth day and still held by the shareholders or their representative, may attend and take part in General Meetings of Shareholders.

2 - The status as shareholder and the number of shares evidenced as per the terms of Number 1 shall be relevant only if they continue extant at the time of the General Meeting of Shareholders.

3 - Each 5,000 euros of share capital shall be entitled to one vote, subject temporarily to such lower limits as may be set by imperative law.

4 - Shareholders holding a number of shares less than required to confer a vote may form a group in order to reach the required minimum, and they shall then be represented by any member of the group.

5 - Shareholders who are natural persons may be represented by other shareholders or by persons to whom the law grants this right. Shareholders that are corporate persons shall be represented by a person appointed for the purpose.

6 - In the case of joint ownership of shares only the joint representative may take part General Meetings of Shareholders pursuant to the terms of the law and of these present Articles of Association.

7 - A usufructuary or chattel mortgagee of shares shall only be entitled to take part in General Meetings of Shareholders under the conditions envisaged in these present Articles of Association and in law.

8 - Shareholders shall notify the chairman of the General Meeting of Shareholders of the name of their proxies by letter to be received no later than 5 p.m. of the penultimate business day prior to that fixed for the General Meeting of Shareholders.

9 - The joint representative of the bondholders may also attend General Meetings of Shareholders as may such other persons so authorised by the chairman of the General Meeting of Shareholders, and the Bank's specialists may also attend, without voting rights, to clarify such specific questions as may arise.

10 - The votes exercised by a shareholder by himself or through representatives that:

      a) exceed 10 % of the total of the votes corresponding to the share capital;


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      b) exceed the difference between the countable votes cast by other shareholders related to the shareholder in question, and, if applicable, to the extent that they are in any of the relationships envisaged in Numbers 14, 15 and 16 of this article, and 10% of all the votes corresponding to the share capital, the limitation to the counting of votes of each shareholder to be proportional to the number of votes to be cast.

shall not be counted.

11 - The restrictions set forth in the foregoing number do not cover the votes cast by a shareholder as proxy of another shareholder or shareholders, without prejudice to the application of the limitations provided for therein to the principal or principals.

12 - In the event that the whole of the share capital is not present at the meeting, the percentage of votes referred to in Number 10 of this article shall refer to the total number of votes present.

13 - The exercise of the voting right by mail is restricted to the matters mandatorily established by law.

14 - The following voting rights are considered to be included for purposes of sub-paragraph b) in paragraph ten of this article:

      a) the rights held by third parties on their own name, but for account of the interested shareholder;

      b) the rights held, if the interested shareholder is an individual or a legal entity other than a company, by its dependent companies, by companies that are, with the latter, directly or indirectly, in a control relation, as well as by companies that are, directly or indirectly, in a group relation with each of the previously referred entities;

      c) the rights held, if the interested shareholder is a company, by companies that are in a control or in a group relation with it, as well as the rights held by any other companies that are directly or indirectly in a control or in a group relation with these latter referred entities;

      d) the rights held by a company in which the interested shareholder, by way of an agreement entered into, controls the majority of the voting rights, either by himself or through companies that are, in relation to him, in any of the situations referred to in sub-paragraphs b) and c) or by individuals acting on their own name, but for account of the interested shareholder or of those companies;

      e) the rights held by a third party which has entered into an agreement with the interested shareholder or with any of the companies referred to in sub-paragraphs b), c) and d) that obliges him to adopt, through a joint exercise of voting rights, a common policy in relation to the resolutions in General Meeting of Shareholders, or to the management of the envisaged company or to transfer, temporarily


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      and on a remunerated basis, its voting rights to the interested shareholder or to the companies referred to above;

      f) the rights that the interested shareholder or any other of the individuals or entities referred to in the above sub-paragraphs may acquire, by their exclusive initiative, due to an agreement entered into;

      g) the rights inherent to shares held in pledge or in escrow by the interested shareholder, or deposited with it, if, in the first case, the respective voting rights have been transferred to the interested shareholder or if, in any case, powers have been granted allowing him to exercise them as he wishes, in the absence of specific instructions of its holders.

      h) held by persons who, in relation to the party in question, are in any of the situations provided for in Article 20 of the Securities Market Code or in such legislation as may come to modify or replace it.

15 - For the purposes of the previous paragraph it shall be understood as subsidiary company of an individual, or of a collective entity other than a company, the company over which the interested shareholder may exercise, directly or indirectly, a dominant influence, pursuant to Article 21 of the Portuguese Securities Code or any provision that may modify or replace it in the future.

16 - It is also comprised in sub-paragraph b) of paragraph number 10 of this article, in case of public offer of acquisition, the individual or collective entity which, by means of an express or tacit agreement, co-operates actively with the offeror in order to assure the success of the offer, namely, without limitation, through the acquisition of the securities which are the target of the bid, namely:

      a) individual and collective entities which, by way of an agreement with the offeror will acquire, as a result of the offer, the target securities of the bid;

      b) if the offeror is a company, the companies which are in a control or group relation with it, directly or indirectly, any other companies which are in a control or group relation with the latter, directly or indirectly, and also, if that is the case, the individual or the collective entity from which the offeror depends, directly or indirectly;

      c) the members of the Board of Directors and the Board of Auditors of the offeror, if it is a company;

      d) individuals or collective entities which maintain with the offeror an agreement to vote in relation to the target company.


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                                   Article 17

                COMPETENCE OF THE GENERAL MEETING OF SHAREHOLDERS

In addition to what is provided for by law and by these Articles of Association, the General Meeting of Shareholders shall, in particular:

      a) elect the members of the Board of the General Meeting of Shareholders;

      b) elect the members of the Board of Directors and its Chairman;

      c) elect the members of the Board of Auditors, as well as its Chairman, and to deliberate as to the advisability of the activities of the Board being supplemented by the services of a firm of auditors;

      d) elect the members of the Senior Board, as well as the respective chairman and deputy-chairmen; and

      e) elect the members of the remuneration and benefits committee.

                                   Article 18

           CONVOCATION OF GENERAL MEETINGS OF SHAREHOLDERS AND QUORUM

1 - With the exception of the other cases stipulated by law, General Meetings of Shareholders shall be convened by the chairman of the respective Board or by his substitute, giving the notice and using the means established by law. On first call, a second date may be set for the meeting, not less than 15 days later, in the event that the meeting could not be held on the first date set, the rules applicable to meetings on second call being applied to the meeting held on the second date.

2 - General Meetings of Shareholders may validly adopt resolutions on first call provided that shareholders are present or represented holding more than one third of the share capital, without prejudice to the provisos of the following number.

3 - In the event that the General Meeting of Shareholders is to deliberate on the merger, split or transformation of the company, shareholders shall be present or represented on first call owning shares at least equal to half the share capital

4 - On second call, the General Meeting of Shareholders may deliberate regardless of the number of shareholders present or represented or of the amount of share capital that they hold.


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                                   Article 19

                 THE WORKING OF GENERAL MEETINGS OF SHAREHOLDERS

1 - Annual General Meetings of Shareholders shall be held within the period determined by law.

2 - General Meetings of Shareholders shall also be held whenever requested by any other corporate body or shareholder under the conditions imposed by the Companies Code.

3 - Annual General Meetings of Shareholders shall have the powers provided by law.

4 - General Meetings of Shareholders shall deal those matters for which they have been convened, which matters must be expressly stated in the notice.

                                   Article 20

                THE BOARD OF THE GENERAL MEETING OF SHAREHOLDERS

The Board of the General Meeting of Shareholders shall consist of 1 chairman, 1 deputy-chairman, 2 secretaries and 2 deputy-secretaries.

                                   Article 21

                                   RESOLUTIONS

1 - General Meeting of Shareholders resolutions shall be adopted by a majority of votes cast, save legal or statutory proviso calling for a qualified majority.

2 - Except for the provisos of Numbers 3 and 5, resolutions concerning amendments to the Articles of Association shall be approved by two thirds of the votes cast, either on first or on second call, regardless of the number shareholders present or represented at either.

3 - Resolutions concerning the merger, split or transformation of the company shall be approved by three quarters of the votes cast, either on first or on second call, regardless of the number of shareholders present or represented at either.

4 - Abstentions shall not be counted.

5 - Resolutions concerning the amendment of the Articles of Association in respect of Number 3 of this present article, of Numbers 10 to 13 of Article 16 or of Article 12 and 32, as well as in respect of this present number to the extent that it refers to each of the aforesaid, shall be approved by three quarters of the votes cast unless a higher limit is stipulated therein.


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6 - What is prescribed in paragraphs 3 and 5 of this article applies neither to merger resolutions in which the Bank is the incorporating Company of dependent companies, nor to resolutions of splitting dependent companies with incorporation of assets in the Bank.

                                   Article 22

                                VENUE OF MEETINGS

General Meetings of Shareholders shall be held at the registered offices or at the venue stated in the notice of the meeting.

                                    CHAPTER V

                               BOARD OF DIRECTORS

                                   Article 23

                NATURE AND COMPOSITION OF THE BOARD OF DIRECTORS

The management of the Company will be carried out by a Board of Directors, with an odd number of members, in a minimum of seven and a maximum of thirteen, elected by the General Meeting of Shareholders for a three-years term of office, eligible for re-election once or more times.

                                   Article 24

                      THE DUTIES OF THE BOARD OF DIRECTORS

1 - Without prejudice to such duties as may be generically entrusted by law, the Board of Directors is responsible for:

      a) managing the Bank, carrying out such acts and operations as may be pertinent to its corporate object;

      b) acquiring, placing liens on and selling any property and rights, both movables and immovables, whenever it so deems to be in the interests of the company;

      c) deciding freely, subject to any legal prescriptions, as to the company acquiring holdings in companies that may have any object whatsoever and in companies governed by special legislation or in joint-ventures or any other form of association of companies;

      d) mobilising financial resources and engaging in credit operations not prohibited by law;


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      e) hiring the Bank's employees, setting their salaries and social and other pecuniary benefits, and exercising appropriate management and disciplinary powers;

      f) appointing attorneys to carry out specific acts;

      g) to comply and ensure compliance with legal and statutory provisos and with General Meeting of Shareholders resolutions;

      h) setting up the Bank's organisation and methods of work, drawing up regulations and issuing such instructions as it may deem fit;

      i) delegating powers to its members under the terms set forth in the following article;

      j) representing the Bank in judicature and thereout, as plaintiff or defendant, with the power to contract obligations, institute and prosecute lawsuits, desist from or settle legal actions, enter into engagements in arbitration, sign terms of liability, and in general, to resolve and settle any and all matters that do not otherwise fall within the competence of other corporate bodies or subordinate departments; and

      l) appointing one or more deputy-chairmen from among its members to replace the chairman in his absences, in the designated order, without prejudice of any additional powers conferred on them by the Board of Directors.

2 - In particular, the Board of Directors shall:

      a) draw up Bank's plans of activity and budgets, and the corresponding reports on their execution;

      b) deliberate or propose, with due grounds, such share capital increases as may be necessary; and

      c) study and implement the expansion plan for the Bank's network of establishments, taking into account applicable legislative restrictions.

3 - The Board of Directors may entrust one or more of its members with conducting certain of the Bank's activities or services.

4 - The Board of Directors shall establish the rules of its operations. including the procedures in the event that its Chairman is unable to act.


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                                   Article 25

                       DELEGATION OF POWERS AND ATTORNEYS

1 - The Board of Directors may delegate management powers and duties and corporate representation on one or more of its members.

2 - The Board of Directors may grant powers-of-attorney, with or without powers of delegation, on any of its members, on Bank staff or on persons foreign to the Bank for the exercise of such powers or duties as it may deem fit.

3 - The Board of Directors may delegate on an executive committee composed of an odd number of directors the day-today management of the company, the respective resolution to establish the limits of the delegation, the composition of the executive committee and its method of operation.

                                   Article 26

                               BINDING THE COMPANY

1 - The company shall be bound before third parties by the signature:

      a) of two members of the Board of Directors;

      b) a member of the Board of Directors on whom powers for the act shall have been delegated;

      c) of one or more attorneys, under the terms and within the scope of their powers of representation;

      d) in day-to-day management, of any member of the Board of Directors or of an attorney with sufficient powers.

2 - The contractual instruments referred to in Article 10.3 shall conform to the terms of the resolution of the committee provided for in Number 1 of the said article.

                                   Article 27

                          BOARD OF DIRECTORS' MEETINGS

1 - The Board of Directors must meet once a month, extraordinary meetings being held whenever convened by the chairman or by two other directors.

2 - The meetings shall be held at the Bank's registered office, unless some other place is selected for the convenience of the Board of Directors.

3 - The Board of Directors may validly adopt resolutions provided a majority of its members is present.


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4 - Without prejudice to the provisions of the foregoing number and provided that all those present unanimously so approve at the start of each session, directors taking part in meetings using electronic means providing real-time transmission and reception or voice or voice and image at the same time shall be deemed as being present.

5 - For the Board of Directors' resolutions to be valid, they must be adopted by a majority of the members present.

6 - The chairman or his substitute shall have the casting vote.

7 - The directors may arrange to be represented at meetings by another director by means of a letter addressed to the chairman for each meeting.

8 - The chairman or his replacement may convene Board of Directors meetings by any means whatsoever, including verbally.

                                   CHAPTER VI

                                BOARD OF AUDITORS

                                   Article 28

                       SUPERVISION OF THE BANK'S BUSINESS

1 - Without prejudice to the powers of the Bank of Portugal, supervision of corporate business shall, pursuant to law, be performed by a Board of Auditors composed of three full members and one or two alternate, re-eligible on one or more occasions, for a three-year term of office.

2 - The General Meeting of Shareholders electing the members of the Board of Auditors shall appoint its chairman.

                                   Article 29

                              AUDITING THE ACCOUNTS

1 - The General Meeting of Shareholders may entrust the auditing of the company's accounts to a firm of auditors, without prejudice to the duties of the Board of Auditors.

2 - The reports submitted by the auditors shall be communicated to the Board of Auditors.


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                                   Article 30

                           BOARD OF AUDITORS' MEETINGS

1 - The Board of Auditors shall hold ordinary meetings as scheduled by law and extraordinary meetings as and when convened by its chairman, by the a majority of its members or by the Board of Directors.

2 - Resolutions shall be adopted by a majority of the votes of its members, minority votes to be entered in the respective minutes.

3 - The chairman shall have the casting vote.

                                   Article 31

                   ATTENDANCE AT BOARD OF DIRECTORS' MEETINGS

When they so deem fit, members of the Board of Auditors may attend the meetings of the Board of Directors, without right to vote.

                                 CHAPTER VI - A

                                  SENIOR BOARD

                                   Article 32

                                   COMPOSITION

1 - The Senior Board is composed of no less than eleven members, including the members mentioned in the following paragraph.

2 - The chairman of the Board of the General Meeting of Shareholders, the chairman of the Board of Directors and the chairman of the Board of Auditors are ex-officio members of the Senior Board.

3 - The remaining members of the Senior Board shall be shareholders, elected in a general meeting for a term of three years, and can be re-elected one or more times. The Senior Board may also co-opt new members, under proposal by the Chairman of the Board of Directors, in situations of vacancy or decision to enlarge its composition. This co-option should however be rectified in the following General Meeting of Shareholders.

4 - Substitute members can be elected to the Senior Board, in a number not exceeding the members, substituting them in their absences or definitive disabilities by call from the Board and in the rank they were elected in, unless stated in the previous paragraph.


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5 - The Senior Board shall have a chairman, with quality vote in case of impasse, and one or more vice-chairmen, elected by the General Meeting of Shareholders.

6 - The deputy-chairmen shall replace the chairman in the order of their election.

                                   Article 33

                                     DUTIES

1. The Senior Board shall:

      a) appoint, at the proposal of its chairman, the members of the Audit Committee referred to in Article 35.1;

      b) express its opinion as to the matters referred to in the following number and also as to such matters as may be submitted to it by the chairman of the Board of Directors.

2 - Proposed Board of Directors' resolutions concerning the following matters must be submitted to the Senior Board for appraisal:

      a) general management policy;

      b) annual plan of activity and budgets and annual investment plans;

      c) co-optation of directors;

      d) requests to convene General Meetings of Shareholders and proposals or reports to be submitted thereto;

      e) annual management report and accounts;

      f) major extensions or reductions to the company's business and major modifications to company organisation;

      g) change of the registered office;

      h) increase of share capital; and

      i) projected splits, mergers and transformations of the company.

3 - The Board of Directors, through its chairman, shall also submit to the Senior Board quarterly information concerning the evolution of the corporate businesses.


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                                   Article 34

                                     WORKING

1 - The Senior Board shall meet whenever convened by its chairman at his initiative or, of necessity, when so required by the chairman of the Board of Directors or by at least one fifth of the total number of its members, and it shall meet at least quarterly.

2 - The Senior Board shall adopt internal regulations governing its working and its articulation with the Board of Directors.

3 - Such regulations may establish an age limit for the position, the member to stand down on reaching the age limit.

4 - The members of the Senior Board are bound to secrecy with respect to the matters discussed at its meetings.

                                  CHAPTER VIII

                                 AUDIT COMMITTEE

                                   Article 35

                                 AUDIT COMMITTEE

1 - The Audit Committee is chaired by the chairman of the Board of Auditors or, in his/her lack, by a person appointed by the Senior Board, and it shall have a further two members of appropriate profile and experience.

2 - Directors directly responsible for the Bank's internal audit and corporate centre shall attend Audit Committee meetings, without voting rights.

3 - The Audit Committee meets ordinarily once a quarter and, extraordinarily, whenever convened by its chairman, at his/her own initiative or at the request of any of its members, of the Board of Directors, of the Board of Auditors or of their chairmen.

4 - Without prejudice to the duties proper to the Board of Auditors the Audit Committee shall:

      a) permanently monitor the activity of the company's external auditors and issue opinions as to their appointment and exoneration, and as to their relations with the company;

      b) evaluate and monitor internal procedures concerning the reception and processing of complaints and doubts connected with accounting matters, including those received from employees;


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      c) propose to the Board of Directors the adoption of such measures or amendments as it may deem pertinent, including the hiring of the means for its own independent counselling, if necessary; and

      d) approve its own regulations.

                                   CHAPTER IX

                         GENERAL AND TRANSITORY PROVISOS

                                   Article 36

                                   FISCAL YEAR

The fiscal year shall coincide with the calendar year.

                                   Article 37

                           APPROPRIATION OF NET INCOME

1 - The net income returned for the financial year shall be appropriated as determined at the General Meeting of Shareholders, following deduction of the sums that special law requires to be set aside to constitute or increase the reserve and guarantee funds.

2 - A dividend stabilisation reserve must be set up each fiscal year, up to the limit determined by the General Meeting of Shareholders.

3 - The General Meeting of Shareholders may freely adopt resolutions by simple majority in matters concerning the appropriation of the net income for the year, without being subject to any mandatory distribution.

4 - The General Meeting of Shareholders may set a percentage of net income to be distributed among the employees, the Board of Directors being responsible for the criteria of such distribution.

                                   Article 38

                                DISPUTE AND VENUE

The court district of the registered office is stipulated for all disputes arising between the Bank and its shareholders, their heirs or representatives, whether or not deriving from these Articles of Association, with express waiver of any other.


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                                   Article 39

                             WINDING-UP OF THE BANK

The Bank shall only be wound up in those cases provided for by law or by resolution adopted at a General Meeting of Shareholders by a majority representing 75% of the paid-up share capital, following compliance with applicable legal requirements.

                                   Article 40

                      DEROGATION OF SUPPLEMENTARY PROVISOS

The dispositive provisos of the Companies Code may be derogated by resolution adopted at a General Meeting of Shareholders.


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